Exhibit 10.1
ACCOUNT PURCHASE AGREEMENT
THIS ACCOUNT PURCHASE AGREEMENT (such Account Purchase Agreement, together with the Schedules, Riders and Exhibits hereto, as the same may be amended and renewed from time to time, this “Agreement”) by and between KEY TRONIC CORPORATION, a Washington corporation, having its chief executive office at 4424 North Sullivan Road, Spokane Valley, WA 99216 (the “Client”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”) is dated as of the Effective Date. Except as set forth in Section 10.1 below, all capitalized terms used in this Agreement are defined in Rider A annexed hereto.
Client has advised WFB that Client desires to offer to sell and assign to WFB certain of Client’s Accounts that satisfy the requirements of Acceptable Accounts hereunder. WFB may, in its sole discretion, purchase certain Acceptable Accounts offered for sale and assignment, and all such purchases shall be on full notification to the Customers obligated on such Accounts and, except as set forth herein, without recourse to Client. This Agreement, including the Schedules, Riders and Exhibits annexed hereto, memorializes the terms and conditions under which WFB shall purchase such Acceptable Accounts from Client.
In consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Client and WFB hereby agree as follows:
ARTICLE 1
PURCHASE AND PRICING TERMS

Section 1.1    Purchase and Assignment of Accounts
1.1.1    Purchase and Assignment. Client hereby agrees to assign and sell, and does hereby assign and sell, to WFB, as absolute owner, and WFB hereby agrees to purchase, and does hereby purchase, certain Acceptable Accounts of Client selected by WFB for purchase hereunder, without further act or instrument. Except as set forth herein, all purchases of Purchased Accounts shall be without recourse to Client. Concurrently with the purchase of each Purchased Account, Client shall deliver to WFB an assignment schedule for such Purchased Account, together with copies of the assigned invoices (or equivalent thereof if Client delivered such invoice to its Customer electronically) and any other information or documentation as requested by WFB in connection with such Purchased Account.
Section 1.2    Payment of Purchase Price. As consideration for the assignment and sale of a Purchased Account to WFB, WFB shall pay to Client the Purchase Price for such Purchased Account on the date of purchase thereof. WFB may withhold from the payment of any Purchase Price such Reserves as WFB has established from time to time, in its sole discretion. WFB shall remit to Client payment for a Purchased Account by crediting the Client Ledger Account.
Section 1.3    Assumption of Credit Risk. Upon the purchase of a Purchased Account, WFB shall assume the Credit Risk thereon, but not the risk of non-payment of such Purchased Account for any other reason. Notwithstanding anything to the contrary set forth herein, WFB’s Credit Risk on a Purchased Account shall not include any Customer’s inability to pay a Purchased Account at its longest maturity as a result of war, acts of war, acts of God, civil strife, currency restrictions or foreign political impediments. Client shall be liable to WFB for all representations, warranties, covenants and indemnities made by Client pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to Client for the failure of any Customer or other obligor to pay any Purchased Account solely as a result of the Credit Risk thereon.
Section 1.4    No Commitment to Purchase; No Liability. WFB shall have no obligation to accept any offer to sell, or otherwise to purchase, any Account from Client and nothing in this Agreement or otherwise constitutes a commitment on the part of WFB to make any such purchase. WFB may reject any offer from time to time in its sole discretion, without any notice or explanation to Client as to the basis for such determination. No such obligation or commitment shall be implied by an act or omission of WFB or on its behalf other than the payment by WFB to Client of the Purchase Price for any Acceptable Account in accordance with the terms hereof and the satisfaction of the conditions to any such sale by Client to WFB of an Acceptable Account selected for purchase by WFB under the terms hereof. WFB shall have no liability to Client or to any other Person for declining to accept any offer to purchase an Account or the withdrawal or revocation of any acceptance of an offer to purchase an Account on the basis of the failure of any of the conditions to such purchase to be satisfied in the determination of WFB.

Section 1.5    Repurchase of Accounts
1.5.1    Upon the occurrence of a Repurchase Event with respect to a Purchased Account, WFB may, upon notice, require Client to pay to WFB the Repurchase Price in respect of such Purchased Account.
1.5.2    The payment of the Repurchase Price or any other amounts at any time owing by Client to WFB, shall be made, at WFB’s option, either by: (a) setoff against any amount at any time owing by WFB to Client, (b) debit or deduction from any deposit account of Client or the Client Ledger Account or (c) a cash payment by Client to WFB. All such payments by Client to WFB shall be due and payable on the next Business Day after the date of the notice by WFB to Client and shall be made without offset, defense, or counterclaim of any kind, nature or description to the account of WFB specified by WFB to Client for such purpose. If WFB has exercised its option to require that Client repurchase a Purchased Account, then upon the payment by Client to WFB of the Repurchase Price for such Purchased Account, such Purchased Account shall be deemed to be sold by WFB back to Client without further action or payment, and without recourse, representation or warranty. If after receipt of any payment, WFB is required to surrender or return such payment to any Person for any reason, then the obligations intended to be satisfied by such payment shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment had not been received by WFB.
Section 1.6    No Assumption of Obligations Related to Accounts
WFB shall not have any obligation or liability to any Customer or any obligor in respect of any Account or other customer of Client (including any obligation to perform any of the obligations of Client under any Accounts or Related Assets). No such obligation or liability is intended to be assumed hereunder by WFB and any such assumption is expressly disclaimed.
Section 1.7    True Sales
Client and WFB intend that the transfers of the Purchased Accounts hereunder be true sales by Client to WFB that are absolute and irrevocable and that provide WFB with the full benefits of ownership of the Purchased Accounts and Related Assets, and neither Client nor WFB intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from WFB to Client.
ARTICLE 2
ADMINISTRATION

Section 2.1    Client Ledger Account
2.1.1    WFB shall record in the Client Ledger Account all debits, credits and other entries for all transactions between Client and WFB hereunder or under any Other Agreement, including, without limitation, all purchases of Purchased Accounts, payments of the Purchase Price for Purchased Accounts, collections of Accounts, Reserves, and charges, including, without limitation, amounts due for any Repurchase Price, discount, fees, costs and expenses.
2.1.2    Subject to Section 2.2.5 below with respect to unidentified or duplicate payments:
(a)    WFB shall, on the Settlement Date for a Purchased Account, credit to the Client Ledger Account all Proceeds of such Purchased Account, less the Purchase Price of such Purchased Account, received by WFB in immediately available funds in the WFB Payment Account. Provided no Termination Event exists and subject to WFB’s right to withhold Reserves, WFB shall release to Client any credit balance in the Client Ledger Account resulting from Proceeds credited to the Client Ledger Account under this Section 2.1.2(a).
(b)    WFB shall, on the Settlement Date for an Account that is not a Purchased Account, credit to the Client Ledger Account all Proceeds of such Account received by WFB in immediately available funds in the WFB Payment Account. WFB shall forward to Client, on a daily basis, all such Proceeds credited to the Client Ledger Account under this Section 2.1.2(b).
(c)    Upon termination of this Agreement and payment and satisfaction in full in cash of all amounts due under this Agreement, any credit balance in the Client Ledger Account shall be released to the Client.

2.1.3    WFB shall make available to Client an internet accessible website which will permit Client to view all debits, credits and other entries made by WFB to the Client Ledger Account during specific periods.
2.1.4    Client agrees to log on to the internet accessible website provided by WFB no less frequently than monthly, and Client shall review all transactions posted to the Client Ledger Account through the last day of each month. All postings to the Client Ledger Account for each month shall be subject to subsequent adjustment by WFB but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Client and WFB unless, within 60 days after the last day of any month, Client shall deliver to WFB written objection to the postings for such month describing the error or errors contained in any such postings.
2.1.5    Client hereby unconditionally promises to pay to WFB all amounts due to WFB, as and when due, without deduction or setoff, regardless of any defense or counterclaim, in accordance with this Agreement. Client hereby irrevocably authorizes WFB, from time to time and without prior notice to Client, to charge all amounts, including, without limitation, the amount of any Repurchase Price, all discount, costs, fees, expenses and other charges payable by Client hereunder or under any of the Other Agreements, to the Client Ledger Account maintained by WFB.
Section 2.2    Payments and Remittances
2.2.1    All checks, remittances, other items of payment and other Proceeds of Purchased Assets shall be property of WFB. Client and Servicer shall cause to be deposited into such blocked accounts or lockboxes and related blocked accounts as WFB may specify (collectively, the “Collection Accounts”), in each instance established and maintained by Client at WFB at Client’s expense, all Proceeds of Purchased Accounts and all Proceeds of other Accounts due from a Purchased Customer. Client shall deliver to WFB, in form and substance acceptable to WFB, a deposit account control agreement with respect to each Collection Account duly executed by Client (collectively, the “Deposit Account Control Agreements”). WFB is irrevocably authorized, at any time, to give instructions pursuant to such Deposit Account Control Agreements directing the disposition of funds in the Collection Accounts to the WFB Payment Account. Without limiting the foregoing, until such time as WFB shall elect, in its discretion, to give such instructions, Client shall remit to WFB at the WFB Payment Account, on a daily basis, all funds on deposit in or deposited into the Collection Accounts from Purchased Customers or constituting Proceeds of Accounts of Purchased Customers. Without limiting Section 2.2.5 below, amounts received by WFB in the WFB Payment Account from the Collection Accounts pursuant to such Deposit Account Control Agreements shall be credited by WFB to the Client Ledger Account on the Settlement Date and any credit balance in the Client Ledger Account, including as a result of the receipt by WFB of funds from the Collection Accounts pursuant to the Deposit Account Control Agreements, shall be remitted to or for the benefit of Client pursuant to Section 2.1.2 of this Agreement.
2.2.2    If Client receives any checks, remittances, other items of payment or other Proceeds of Purchased Assets or Accounts with respect to which the Customer is a Purchased Customer, Client shall deposit the same into the Collection Account within two (2) Business Days of such receipt thereof.
2.2.3    If WFB is required to repay, refund or otherwise disgorge any payment received by WFB for an Account, Client hereby indemnifies, saves and holds WFB harmless with respect to such payment and the amount of the repayment by WFB shall be part of the Indemnified Amounts, notwithstanding any termination of this Agreement, and such amount may be charged by WFB to the Client Ledger Account.
2.2.4    In the event Client at any time receives a payment from WFB with respect to any Account to which Client has no rights, repayment of such payment shall be part of the obligations of Client to WFB, whether or not this Agreement has been terminated, and any such amounts shall be paid to WFB and shall be included in the Indemnified Amounts.
2.2.5    If WFB receives a duplicate payment with respect to an Account or other payment which is not identified as applicable to an outstanding Account, WFB will account for such payment as an open item and, in WFB’s discretion, WFB may return any duplicate or unidentified payment to the Customer or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation acceptable to WFB.
Section 2.3    Settlement Date. WFB will credit the Client Ledger Account in the amount of the Proceeds of any Account, less the Purchase Price (if any) of such Account, on the Settlement Date for such Account.

ARTICLE 3
FEES AND EXPENSES

Section 3.1    Fees. Client agrees to timely pay all fees set forth on Schedule 1 annexed hereto, all of which fees shall be fully earned and payable when due, may be charged by WFB to the Client Ledger Account and shall not be subject to refund, rebate or proration for any reason whatsoever. In addition, in the event Client shall fail to pay, when due hereunder, any amount owed by Client to WFB hereunder, including the amount of any Repurchase Price, Client agrees to pay to WFB, on demand, interest on all such amounts not paid when due at a rate per annum equal to the lesser of (a) the then applicable WFB Discount Rate plus four percent (4%) percent and (b) the applicable lawful maximum rate, if any, in effect from time to time.
Section 3.2    Reimbursement of Costs, Fees and Expenses Incurred by WFB. Client shall pay to WFB all costs, fees and expenses, including attorneys’ and other professional’s costs, fees and expenses, incurred by WFB in connection with: (a) the preparation, execution, delivery, administration and enforcement of this Agreement and all Other Agreements; (b) any waiver, amendment, supplement, consent or modification hereof or with respect to any of the Other Agreements; and (c) the filing or perfecting of any purchase interest in any Purchased Accounts and Related Assets. Client shall also reimburse WFB for all costs, fees and expenses incurred by WFB, including attorneys’ costs, fees and expenses, in connection with: (i) obtaining or enforcing payment or performance of any obligation of Client hereunder or under the Other Agreements; (ii) the prosecution or defense of any action or proceeding concerning any matter arising out of or connected with this Agreement, any Other Agreement or any of the Purchased Accounts and Related Assets; (iii) any action or effort to inspect, examine, verify, protect, collect, sell, liquidate or otherwise dispose of any Purchased Accounts and Related Assets, including all fees related to any field examination conducted by WFB; and (iv) the employment of services of one or more individuals to perform financial audits, business valuations or quality of earnings analyses of Client, or to appraise or re-appraise the Acceptable Accounts and Related Assets or any portion thereof. In addition to the foregoing, Client shall pay to WFB WFB’s standard and customary fees relating to bank services, wire transfers, special or additional reports, remittance expenses (including, without limitation, incoming wire charges, currency conversion fees and stop payment fees), and other services at such rates as shall be charged by WFB to its Clients from time to time; provided, that, so long as no Termination Event exists, the aggregate fees and expenses (including Field Examination Fees) for which Client shall be obligated to reimburse or pay WFB in connection with field examinations shall not exceed $10,000 annually for all such field examinations. Subject to the foregoing, all such costs, fees and expenses, together with all filing, recording and search fees and taxes payable by Client to WFB, shall be payable on demand and may be charged by WFB to the Client Ledger Account.
ARTICLE 4
SAVINGS CLAUSE

Notwithstanding the intention of the parties expressed in Section 1.7 hereof, if the conveyance and transfer by Client to WFB of the Purchased Accounts and the Related Assets hereunder shall be characterized as a secured loan and not a sale, this Agreement shall constitute a security agreement under the UCC and other applicable law. For this purpose, Client hereby grants WFB a duly perfected, first priority security interest in all of Client’s rights in, to and under the Purchased Assets to secure the timely payment and performance by Client of all obligations owing to WFB. In the event this Agreement shall be characterized as a security agreement, WFB shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative and may be exercised alternatively, successively or concurrently on any one or more occasions.
ARTICLE 5
CLIENT REPRESENTATIONS AND WARRANTIES

Client hereby makes all of the representations and warranties set forth on Rider B annexed hereto.

ARTICLE 6
AFFIRMATIVE COVENANTS

Client hereby agrees as follows:
Section 6.1    Recordkeeping, Rights of Inspection, Audit, Etc.
(a)    Client shall maintain a standard system of accounting in accordance with GAAP, and proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to Client’s properties, business and activities, including without limitation, immediately upon the sale of each Purchased Account to WFB.
(b)    Client shall permit authorized representatives of WFB from time to time to perform field examinations, to visit and inspect the properties of Client, to review, audit, check and inspect the Accounts and Purchased Assets to review, audit, check and inspect Client’s books or records and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of Client, with the officers, directors, employees and other representatives of Client and its accountants; provided, that, as long as no Termination Event exists, WFB shall not perform more than 1 field examination per contract year of the Term.
(c)    At any time prior to Client’s payment and satisfaction in full in cash or other immediately available funds of all amounts due under this Agreement and termination of this Agreement, Client hereby irrevocably authorizes and directs all accountants and auditors employed by Client to execute and deliver to WFB copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of Client in the accountant’s or auditor’s possession, and to disclose to WFB any information they may have concerning the financial status and business operations of Client.
(d)    Client will mark its books and records (whether electronic or otherwise) which relate to the Purchased Accounts and the Related Assets with a legend, acceptable to WFB, evidencing that the Purchased Accounts and Related Assets have been sold by Client to WFB. In the event that any such electronic records are printed and distributed or shown to any Person other than Client or WFB, such legend shall be included with such printed records.
Section 6.2    Notice of Assignment. Client agrees that WFB may, and Client irrevocably authorizes WFB to, at any time, notify Customers of the assignment to WFB of the Purchased Accounts, including pursuant to a Notice of Assignment of Accounts. Without limiting the foregoing, Client shall, upon WFB’s request at any time a Termination Event exists, make a notation of such assignment on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFB for each Purchased Account. Such notation shall be in form and substance acceptable to WFB. Client shall promptly advise WFB if, for any reason, Client is unable to place the notation required pursuant to this Section 6.2 on any invoice and WFB, in its sole discretion, will consider waiving such requirement
Section 6.3    Financial Information. Client shall cause to be prepared and shall timely deliver to WFB, in each case certified by Client’s President, Chief Financial Officer or other authorized officer at Client acceptable to WFB, and in form and content satisfactory to WFB, all financial statements and other financial information set forth on Schedule 2 annexed hereto.
Section 6.4    Insurance. At Client’s expense, Client shall maintain insurance in amounts, for coverage and by carriers acceptable as is customary for similar businesses in similar industries. Without limiting the foregoing, Client shall maintain insurance of such types and in such amounts as may be required by any contract between Client and any Customer.
Section 6.5    Notification of Events of Default and Material Disputes. Client shall promptly notify WFB upon obtaining knowledge of the occurrence of:
(a)    Any event or circumstance set forth in Section 8.1 hereof;
(b)    any material dispute (including, without limitation, any Commercial Dispute) between a Purchased Customer and Client or WFB or the return by or repossession of any Goods or services from any Purchased Customer that would affect Purchased Accounts;

(c)    the assertion, filing, recording or perfection by any means of any Lien against any of the Purchased Assets, other than in favor of WFB;
(d)    the commencement of any legal proceeding or service of any legal document affecting any Guarantor or the Purchased Assets; and
(e)    An Insolvency Event with respect to any Purchased Customer.
Section 6.6    Maintenance of Assets. Client shall maintain its assets and properties in good working order, saving and excepting ordinary wear and tear, and will not permit anything to be done to its assets and properties that may materially impair the value thereof.
Section 6.7    Taxes. Client shall pay and discharge all federal, state and local taxes when due.
Section 6.8    USA PATRIOT Act, Etc. Client will (a) ensure, and cause each subsidiary to ensure, that no equity owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any Executive Orders of the President of the United States, (b) not use or permit the use of the proceeds of any Purchased Account purchased hereunder or any other financial accommodation from WFB to violate any of the foreign asset control regulations of the Office of Foreign Assets Control or other applicable law, rule or regulation, (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (d) otherwise comply with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as required by federal law and WFB’s policies and practices.
Section 6.9    Communications with Customers. Client irrevocably authorizes WFB (in WFB’s name or in the name of a nominee of WFB) to communicate with any Customer obligated on a Purchased Account to disclose WFB’s ownership interest in such Purchased Account, to verify the balance of such Purchased Account, to confirm Client’s sale of goods or rendition of services to such Customer, to settle Commercial Disputes, and for all such other purposes arising in connection with WFB’s purchase of the Purchased Account. Prior to the occurrence of a Termination Event, WFB agrees to use its best efforts to promptly notify Client when such communications take place with any Customer (it being understood that, upon the occurrence of a Termination Event, WFB shall have no obligation to notify Client of any communications with Customers).
Section 6.10    Further Action Evidencing Purchases
6.10.1    Client will take all necessary action to establish and maintain in favor of WFB a valid and perfected first priority ownership interest in all Purchased Assets, free and clear of any security interest, Lien, pledge, claim or other encumbrance (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) and from time to time, at its expense, Client will promptly execute and deliver all further instruments and documents, and take all further action that WFB may reasonably request in order to perfect, protect or more fully evidence WFB’s ownership of the Purchased Assets, or to enable WFB to exercise or enforce any of its rights under any Other Agreement.
6.10.2    Client irrevocably and unconditionally authorizes WFB (or its agent) to file at any time and from time to time such financing statements with respect to the Purchased Assets naming Client as seller/debtor and WFB as buyer/secured party, as WFB may require, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Client hereby ratifies and approves all financing statements naming Client as seller/debtor and WFB as buyer/secured party, with respect to the Purchased Assets (and any amendments with respect to such financing statements) filed by or on behalf of WFB prior to the date hereof. In no event shall Client at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Client as seller/debtor and WFB as buyer/secured party

ARTICLE 7
NEGATIVE COVENANTS
Client agrees as follows:
Section 7.1    Negative Covenants. Client shall not:
7.1.1    Without giving WFB at least thirty (30) days prior written notice:
(a)    change Client’s legal name or conduct business under any new fictitious, assumed or “d/b/a” name that is not specifically listed in the Ancillary Agreements Supplement, dated of event date herewith, by Client in favor of WFB;
(b)    change Client’s organizational identification number (or acquire an organizational number if Client does not have one as of the Effective Date);
(c)    change Client’s type of organization;
(d)    change Client’s jurisdiction of organization;
(e)    change Client’s chief executive office, mailing address or any location of its books and records;
(f)    change Client’s Accountants; or
(g)    change Client’s chief executive officer, chief financial officer or chief operating officer, or any officer of similar title and authority.
7.1.2    At any time:
(a)    interfere with any of WFB’s rights under this Agreement or the Other Agreements;
(b)    be a party to a merger or consolidation or acquire all or substantially all of the assets of any Person unless Client shall be the surviving entity of such merger or consolidation;
(c)    grant or permit to exist any Lien or otherwise transfer any other interest in any of the Purchased Assets to any Person other than WFB, without WFB’s prior written consent; or
(d)    permit the aggregate Purchase Price for all outstanding Purchased Accounts to exceed the Maximum Facility Amount.
ARTICLE 8
TERM

Section 8.1    Termination and Autorenewal. This Agreement shall remain in full force and effect until terminated as follows:
8.1.1    Client may terminate this Agreement upon at least ninety (90) days’ written notice prior to, and effective as of, the last day of the then applicable Term. If not so terminated pursuant to this Section 8.1.1 or otherwise in accordance with the terms hereof, this Agreement shall automatically renew for successive Renewal Terms;
8.1.2    WFB may terminate this Agreement at any time if
(a)    WFB provides Client with sixty (60) days’ prior written notice;
(b)    Client fails to pay any obligations to WFB when due (including any Repurchase Price);
(c)    Client fails to perform any of the covenants contained in this Agreement or in any Other Agreement;

(d)     any representation, warranty or statement of fact made by Client to WFB in any Other Agreement or otherwise in connection with the transactions contemplated hereunder shall when made or deemed made be false or misleading in any material respect;
(e)    a Servicer Default shall occur;
(f)    a default or event of default occurs under the Bank Documents which default or event of default continues beyond any cure or grace period applicable thereto;
(g)    Client dissolves or suspends or discontinues doing business or shall be subject to an Insolvency Event; or
Section 8.2    Effect of Termination. Upon termination, all amounts then owing from Client shall be immediately due and payable, and WFB may exercise any rights and remedies available to WFB at law or equity; provided, that, upon the occurrence of a case or proceeding against Client under the U.S. Bankruptcy Code or any similar statute: (a) this Agreement shall automatically and without notice or action terminate, and (b) WFB shall have no obligation to pay the Purchase Price for any Accounts that may have been subject to rejection by WFB or otherwise not accepted for purchase by WFB prior to the commencement of such case or proceeding. Termination of this Agreement shall not affect any rights created or obligations incurred under this Agreement prior to such termination. Any amounts due to WFB hereunder shall become immediately due and payable in full in cash or other immediately available funds without further notice or demand. Upon any termination of this Agreement, including at the end of the Term if not renewed, Client shall repurchase any and all Purchased Assets, whether or not then subject to a Commercial Dispute, as may be requested by WFB, and WFB may charge the Repurchase Price therefor to the Client Ledger Account, together with all amounts due under this Agreement, including all Indemnified Amounts.
ARTICLE 9
INDEMNITIES
Section 9.1    Indemnification. Client hereby indemnifies and holds each Indemnified Person harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of every kind and nature (including attorneys’ costs, fees and expenses) which may be instituted or asserted against or incurred by any such Indemnified Person with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, this Agreement or any Other Agreement, and any actions or inactions with respect to any of the foregoing (all of the foregoing being collectively called “Indemnified Amounts”), except to the extent that any such indemnified liability is determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. No Indemnified Person shall be responsible or liable to Client or to any other party for indirect, punitive, special, exemplary or consequential damages which may be alleged as a result of the purchase of any Purchased Account or other financial accommodation having been extended, denied, delayed, conditioned, suspended or terminated under this Agreement or any Other Agreement or as a result of any other event or transaction contemplated hereunder or thereunder. Notwithstanding the intention of the parties expressed in Section 1.7 of this Agreement, WFB shall not have any obligation or liability to Client if the conveyance and transfer by Client to WFB of the Purchased Assets hereunder shall be characterized as a secured loan and not a sale.
Section 9.2    Taxes
(a)    If any tax or fee by any Governmental Authority (other than income and franchise taxes owing by WFB, including any Washington state B&O taxes) is or may be imposed on or as a result of any transaction between Client and WFB, or with respect to sales or the Goods or services affected by such sales, which WFB is or may be required to withhold or pay, Client acknowledges sole responsibility for such fee or tax and agrees to indemnify and hold WFB harmless in respect of such taxes. Client will pay to WFB, upon WFB’s demand, the amount of any such taxes, which shall be charged to the Client Ledger Account by WFB.
(b)    Client agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any Other Agreement.

Section 9.3    No Liability.    WFB shall not be liable to Client or any other Person or in any manner for declining, withholding or terminating the designation of any Account as an Acceptable Account. If WFB declines, withholds or terminates the designation of an Account as an Acceptable Account and provides Client with any information regarding the Customer obligated on such Account, Client agrees to hold such information as confidential, and Client agrees not to disclose such information to the Customer or any other Person.
ARTICLE 10
APPOINTMENT OF SERVICER

Section 10.1    Appointment of Servicer. The servicing, administering and collection of the Purchased Accounts shall be conducted by such Person (“Servicer” as hereinafter further defined) so designated from time to time in accordance with this Section 10. Until WFB gives notice to Client of the designation of a new Servicer following the occurrence of a Servicer Default or a Termination Event, Client is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of WFB. WFB may, but only after the occurrence of a Servicer Default or Termination Event, designate as Servicer any Person (including WFB) to succeed Client or any successor Servicer, on the condition that any such Person so designated shall agree to perform the duties and obligations pursuant to the terms hereof. If replaced, Client agrees it will terminate its collection activities in a manner requested by WFB to facilitate the transition to a replacement Servicer. Client shall cooperate with and assist any replacement Servicer in assuming the obligation to service the Purchased Accounts, including all reasonable efforts to provide the replacement Servicer with access to all software programs necessary or desirable to collect such Purchased Accounts and the Related Assets. After the appointment of a replacement Servicer, at its own expense, Client irrevocably agrees to act (if requested to do so) as the data-processing agent for any replacement Servicer in substantially the same manner as Client conducted such data-processing functions while it acted as the Servicer.
Section 10.2    Duties of Servicer.
10.2.1    Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Account in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations, and with due care and diligence.
10.2.2    WFB hereby appoints as its agent Servicer, from time to time designated pursuant to Section 10.1 hereof, to enforce its rights and interests in and under the Purchased Accounts. To the extent permitted by applicable law, WFB hereby grants to Servicer a power of attorney to take in WFB’s name and on behalf of the Client any and all steps necessary or desirable, in the reasonable determination of Servicer, to collect all amounts with respect to the Purchased Accounts. Notwithstanding the foregoing, the Servicer shall not, without the prior written consent of WFB, (i) make WFB a party to any litigation or (ii) extend, amend or otherwise modify or waive any term or condition of any Purchased Accounts unless any such extension, amendment, modification or waiver (a) is made or granted when no Termination Event or Servicer Default has occurred and is continuing; (b) would not reasonably be expected to have a material adverse effect on the collectability or enforceability of any such Purchased Account and (c) is otherwise permitted in accordance with the terms of the Credit and Collection Policy.
10.2.3    Servicer shall cause all Purchased Customers to remit all amounts due in respect of all Accounts of such Purchased Customers, including all Purchased Accounts, to the Collection Account. On or prior to the Effective Date, Servicer shall have given written directions of the same to all of the Purchased Customers. If any Client or any replacement Servicer shall receive any Proceeds of Purchased Accounts, it shall hold such amounts in trust for WFB, segregate such Proceeds from other funds of such Client and Servicer and, within two (2) Business Days of receipt, remit such Proceeds to the Collection Account.
Section 10.3    Enforcement Rights.
10.3.1    At any time a Termination Event or Servicer Default exists, WFB may direct any Customers to make all payments on the Purchased Assets directly to WFB or its designee, including pursuant to a Notice of Assignment of Accounts.

10.3.2    Client hereby irrevocably appoints WFB as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of Client, to take any and all steps deemed desirable by WFB, in the name and on behalf of Client to collect any amounts due under any Purchased Assets, including endorsing the name of Client on checks and other instruments representing Proceeds thereof and enforcing such Purchased Assets. WFB’s powers under this Section 10.3.2 shall not subject WFB to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon WFB.
10.3.3    WFB shall have no obligation to take or consent to any action to realize upon any Account or Related Asset or to enforce any rights or remedies related thereto.
Section 10.4    Actions by Client. Client shall defend and indemnify WFB against all costs, expenses, claims and liabilities for any action taken by or at the direction of Client related to the servicing of any Account or any Related Assets, provided that such indemnity shall not apply to actions taken by the Client at the express direction of WFB.
Section 10.5    Servicer Default. The occurrence of any one or more of the following events shall constitute a Servicer default (each, a “Servicer Default”):
10.5.1    Servicer or, to the extent that Client or an affiliate of any Client is then acting as Servicer, such Client or such affiliate of any Client, shall fail to make any payment or deposit required to be made by it hereunder when due in accordance with Section 10.2.3 hereof; or
10.5.2    Servicer or, to the extent that Client or an affiliate of Client is then acting as Servicer, Client or such affiliate of Client, fails to perform any of the covenants contained in Section 10.2 hereof and such failure is not cured within five (5) days of the earlier of written notice from WFB or the date on which an officer Servicer has notice or knowledge (defined, for this purpose as actual knowledge of such officer and the knowledge that such officer would have reasonably obtained in the performance of each such Person’s duties as an officer of Servicer) of such failure; provided, that, such five (5) day period shall not apply to (a) any such failure not capable of being cured at all or within such five (5) day period, (b) any such failure of Servicer or Client to comply with the last sentence of Section 10.2.3; or (c) any intentional breach by Servicer, or any intentional failure by Servicer to perform, the covenants contained in Section 10.2 hereof.
10.5.3    any representation, warranty, certification or statement made by Servicer in this Agreement, any Other Agreement or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made;
10.5.4    the commencement or consent to the commencement of a case or proceeding by Client or Guarantor under the U.S. Bankruptcy Code or any similar statute, or (b) the commencement of a case or proceeding by any Person against Client or Guarantor under the U.S. Bankruptcy Code or any similar statute that is not dismissed within or is at any time not subject to stay after sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
10.5.5    Client or Servicer shall amend or otherwise modify the Credit and Collection Policy in any material manner, or in any manner having a material adverse effect upon WFB’s interest in or the collectability of the Purchased Accounts, without WFB’s prior written consent.
ARTICLE 11
MISCELLANEOUS PROVISIONS

Section 11.1    UCC Terms. When used herein, unless otherwise indicated herein, the terms “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, “Record” and “Supporting Obligation” shall have their respective meanings set forth in the UCC.
Section 11.2    Purpose. The purpose of this Agreement is commercial in nature and not for household, family and/or personal use.

Section 11.3    Power of Attorney. In order to carry out this Agreement, Client irrevocably appoints WFB, or any Person designated by WFB, as its special attorney in fact, or agent, with power to:
(a)    receive, open, read and thereafter forward to Client (if appropriate) all mail addressed to Client (including any trade name of Client) sent to WFB’s address. Any payments received shall be processed in accordance with this Agreement;
(b)    endorse the name of Client or Client’s trade name on any checks or other items of payment that may come into the possession of WFB with respect to any Account and on any other documents relating to any of the Purchased Accounts or the Related Assets;
(c)    in Client’s name, or otherwise, demand, sue for, settle, collect and give releases for any and all moneys due or to become due on any Purchased Account;
(d)    initiate electronic debit or credit entries through any ACH system to the Client Ledger Account or any other deposit account maintained by Client;
(e)    access, interface and execute transactions in connection with Purchased Accounts in the name of Client or Client’s trade name through any on-line or web-based exchange used or otherwise available to Client;
(f)    upon the occurrence of a Termination Event, sign the name of Client on any notices to Customers of the assignment to WFB of the Purchased Accounts, including on any Notice of Assignment of Accounts, to the extent such notices are permitted hereunder; and
(g)    do any and all things necessary and proper to carry out this Agreement.
This power, being coupled with an interest, is irrevocable while this Agreement remains in effect or any of the obligations under this Agreement or the Other Agreements remain outstanding. WFB, as attorney-in-fact, shall not be liable for any errors of judgment or mistake of fact.
Section 11.4    Successors and Assigns. This Agreement binds and is for the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, except that Client shall not have the right to assign its rights hereunder or any interest herein without WFB’s prior written consent.
Section 11.5    Cumulative Rights. The rights, powers and remedies provided in this Agreement and in the Other Agreements are cumulative, may be exercised concurrently, or separately, may be exercised from time to time and in such order as WFB shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, the rights, powers, and remedies provided by existing or future applicable laws. WFB’s failure or delay to exercise or enforce, in whole or in part, any right, power or remedy under this Agreement or any Other Agreement, shall not constitute a waiver thereof, nor preclude any other or further exercise thereof.
Section 11.6    Waiver. WFB shall not waive any of its rights and remedies unless the waiver thereof is in writing and signed by WFB. A waiver by WFB of a right or remedy under this Agreement on one occasion shall not constitute a waiver of the right or remedy on any subsequent occasion.
Section 11.7    Amendment. Except as otherwise provided herein, this Agreement may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by WFB and Client.
Section 11.8    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Applicable State, without giving effect to the principles of conflicts of laws.
Section 11.9    Severability of Provisions. In the event any provision of this Agreement (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Agreement, but only to the extent it is invalid, illegal or unenforceable.

Section 11.10    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has been terminated in accordance with its terms and all amounts payable under this Agreement and the Other Agreements (including, without limitation all Indemnified Amounts) have been indefeasibly paid and satisfied in full in cash or other immediately available funds. The obligation of Client in Article 9 to indemnify WFB shall survive until the statute of limitations with respect to any such claim or cause of action described in Article 9 shall have expired.
Section 11.11    Entire Agreement. This Agreement, together with the Other Agreements, is intended by WFB and Client to be a complete, exclusive and final expression of the agreements contained herein. Neither WFB nor Client shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement or the Other Agreements but shall look solely to this Agreement and the Other Agreements for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement and the Other Agreements. THIS AGREEMENT AND THE OTHER AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 11.12    Data Transmission. WFB assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by Client. WFB only assumes responsibility for data transmitted from Client once the data is received within Wells Fargo Bank, National Association’s internal network. WFB assumes no responsibility for privacy or security for data transmitted from WFB to Client once the data is dispensed from Wells Fargo Bank, National Association’s internal network.
Section 11.13    Information. Without limiting WFB’s right to share information regarding Client and its affiliates with WFB’s agents, accountants, lawyers and other advisors, Client agrees that Wells Fargo & Co., and all direct and indirect subsidiaries of Wells Fargo & Co., may, among themselves, discuss or otherwise utilize any and all information they may have in their possession regarding any Guarantor, and Client, for itself and each Guarantor, waives any right of confidentiality Client or any such Guarantor may have with respect to such exchange of such information.
Section 11.14    Notice. Unless otherwise specified herein, all notices pursuant to this Agreement shall be in writing and sent either (a) by hand, (b) by certified mail, return receipt requested, or (c) by recognized overnight courier service, to the other party at the address set forth herein, or to such other addresses as a party may from time to time furnish to the other party by notice. Any notice hereunder shall be deemed to have been given on (i) the day of hand delivery, (ii) the fifth Business Day after the day it is deposited in the U.S. Mail, if sent as aforesaid, or (iii) the day after it is delivered to a recognized overnight courier service with instructions for next day delivery.
Section 11.15    Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be deemed to be an original and all taken together shall constitute but one and the same instrument. Client agrees that a facsimile or electronic transmission of any signature of Client shall be effective as an original signature thereof. WFB agrees that a facsimile or electronic transmission of this Agreement executed by WFB shall be effective as an original signature thereof.
Section 11.16    Headings. The headings set forth herein are for convenience only and shall not be deemed to define, limit or describe the scope or intent of this Agreement.
Section 11.17    Retention of Records. WFB shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings or other records delivered to WFB by Client in connection with this Agreement or any other document or agreement described in or related to this Agreement beyond the time periods set forth for retention of records in WFB’s internal policies.
Section 11.18    Arbitration.
(a)    ARBITRATION. THE PARTIES HERETO AGREE, UPON DEMAND BY ANY PARTY, WHETHER MADE BEFORE THE INSTITUTION OF A JUDICIAL PROCEEDING OR NOT MORE THAN 60 DAYS AFTER SERVICE OF A COMPLAINT, THIRD PARTY COMPLAINT, CROSS-CLAIM, COUNTERCLAIM OR ANY ANSWER THERETO OR ANY AMENDMENT TO ANY OF THE ABOVE TO SUBMIT TO BINDING ARBITRATION ALL CLAIMS, DISPUTES AND CONTROVERSIES BETWEEN OR AMONG THEM (AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, AND OTHER AGENTS), WHETHER IN TORT, CONTRACT OR OTHERWISE ARISING OUT OF OR RELATING TO IN ANY WAY (I) ANY CREDIT SUBJECT HERETO, OR ANY OF THE OTHER AGREEMENTS, AND THEIR NEGOTIATION, EXECUTION, COLLATERALIZATION, ADMINISTRATION, REPAYMENT, MODIFICATION, EXTENSION, SUBSTITUTION, FORMATION,

INDUCEMENT, ENFORCEMENT, DEFAULT OR TERMINATION; OR (II) REQUESTS FOR ADDITIONAL CREDIT; PROVIDED HOWEVER THAT THE PARTIES AGREE THAT, NOTWITHSTANDING THE FOREGOING, EACH PARTY RETAINS THE RIGHT TO PURSUE IN SMALL CLAIMS COURT ANY DISPUTE WITHIN THAT COURT’S JURISDICTION. IN THE EVENT OF A COURT ORDERED ARBITRATION, THE PARTY REQUESTING ARBITRATION SHALL BE RESPONSIBLE FOR TIMELY FILING THE DEMAND FOR ARBITRATION AND PAYING THE APPROPRIATE FILING FEE WITHIN THE 30 DAYS OF THE ABATEMENT ORDER OR THE TIME SPECIFIED BY THE COURT. FAILURE TO TIMELY FILE THE DEMAND FOR ARBITRATION AS ORDERED BY THE COURT WILL RESULT IN THAT PARTY’S RIGHT TO DEMAND ARBITRATION BEING AUTOMATICALLY TERMINATED.
(b)    GOVERNING RULES. ANY ARBITRATION PROCEEDING WILL (I) PROCEED IN A LOCATION IN THE APPLICABLE STATE (AS DEFINED HEREIN) SELECTED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”); (II) BE GOVERNED BY THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES CODE), NOTWITHSTANDING ANY CONFLICTING CHOICE OF LAW PROVISION IN ANY OF THE DOCUMENTS BETWEEN THE PARTIES; AND (III) BE CONDUCTED BY THE AAA, OR SUCH OTHER ADMINISTRATOR AS THE PARTIES SHALL MUTUALLY AGREE UPON, IN ACCORDANCE WITH THE AAA’S COMMERCIAL DISPUTE RESOLUTION PROCEDURES, UNLESS THE CLAIM OR COUNTERCLAIM IS AT LEAST $1,000,000.00 EXCLUSIVE OF CLAIMED INTEREST, ARBITRATION FEES AND COSTS IN WHICH CASE THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE AAA’S OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES (THE COMMERCIAL DISPUTE RESOLUTION PROCEDURES OR THE OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES TO BE REFERRED TO HEREIN, AS APPLICABLE, AS THE “RULES”). IF THERE IS ANY INCONSISTENCY BETWEEN THE TERMS HEREOF AND THE RULES, THE TERMS AND PROCEDURES SET FORTH HEREIN SHALL CONTROL. ANY PARTY WHO FAILS OR REFUSES TO SUBMIT TO ARBITRATION FOLLOWING A DEMAND BY ANY OTHER PARTY SHALL BEAR ALL COSTS AND EXPENSES INCURRED BY SUCH OTHER PARTY IN COMPELLING ARBITRATION OF ANY DISPUTE.
(c)    NO WAIVER OF PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. THE ARBITRATION REQUIREMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING TO (I) FORECLOSE AGAINST REAL OR PERSONAL PROPERTY COLLATERAL; (II) EXERCISE SELF-HELP REMEDIES RELATING TO COLLATERAL OR PROCEEDS OF COLLATERAL SUCH AS SETOFF OR REPOSSESSION; OR (III) OBTAIN PROVISIONAL OR ANCILLARY REMEDIES SUCH AS REPLEVIN, WRIT OF POSSESSION, INJUNCTIVE RELIEF, ATTACHMENT, GARNISHMENT OR THE APPOINTMENT OF A RECEIVER. THIS EXCLUSION DOES NOT CONSTITUTE A WAIVER OF THE RIGHT OR OBLIGATION OF ANY PARTY TO SUBMIT ANY DISPUTE TO ARBITRATION OR REFERENCE HEREUNDER, INCLUDING THOSE ARISING FROM THE EXERCISE OF THE ACTIONS DETAILED IN SECTIONS (I), (II) AND (III) OF THIS PARAGRAPH.
(d)    ARBITRATOR QUALIFICATIONS AND POWERS. ANY ARBITRATION PROCEEDING IN WHICH THE AMOUNT IN CONTROVERSY IS $5,000,000.00 OR LESS WILL BE DECIDED BY A SINGLE ARBITRATOR SELECTED ACCORDING TO THE RULES, AND WHO SHALL NOT RENDER AN AWARD OF GREATER THAN $5,000,000.00. ANY DISPUTE IN WHICH THE AMOUNT IN CONTROVERSY EXCEEDS $5,000,000.00 SHALL BE DECIDED BY MAJORITY VOTE OF A PANEL OF THREE ARBITRATORS; PROVIDED HOWEVER, THAT ALL THREE ARBITRATORS MUST ACTIVELY PARTICIPATE IN ALL HEARINGS AND DELIBERATIONS, EXCEPT THAT A SINGLE ARBITRATOR MAY DECIDE PRE-HEARING DISCOVERY DISPUTES. THE ARBITRATOR(S) WILL BE A NEUTRAL ATTORNEY LICENSED IN THE APPLICABLE STATE (AS DEFINED HEREIN) OR A NEUTRAL RETIRED JUDGE OF THE STATE OR FEDERAL JUDICIARY OF THE APPLICABLE STATE (AS DEFINED HEREIN), IN EITHER CASE WITH A MINIMUM OF TEN YEARS EXPERIENCE IN THE SUBSTANTIVE LAW APPLICABLE TO THE SUBJECT MATTER OF THE DISPUTE TO BE ARBITRATED. THE ARBITRATOR(S) WILL DETERMINE WHETHER OR NOT AN ISSUE IS ARBITRATABLE AND WILL GIVE EFFECT TO THE STATUTES OF LIMITATION OR REPOSE IN DETERMINING ANY CLAIM. IN ANY ARBITRATION PROCEEDING THE ARBITRATOR(S) WILL DECIDE (BY DOCUMENTS ONLY OR WITH A HEARING AT THE ARBITRATOR'S DISCRETION) ANY PRE-HEARING MOTIONS WHICH ARE SIMILAR TO

MOTIONS TO DISMISS FOR FAILURE TO STATE A CLAIM OR MOTIONS FOR SUMMARY ADJUDICATION. THE ARBITRATOR(S) SHALL RESOLVE ALL DISPUTES IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE APPLICABLE STATE (AS DEFINED HEREIN) AND MAY GRANT ANY REMEDY OR RELIEF THAT A COURT OF SUCH STATE COULD ORDER OR GRANT WITHIN THE SCOPE HEREOF AND SUCH ANCILLARY RELIEF AS IS NECESSARY TO MAKE EFFECTIVE ANY AWARD. THE ARBITRATOR(S) SHALL ALSO HAVE THE POWER TO AWARD RECOVERY OF ALL COSTS AND FEES, TO IMPOSE SANCTIONS AND TO TAKE SUCH OTHER ACTION AS THE ARBITRATOR(S) DEEMS NECESSARY TO THE SAME EXTENT A JUDGE COULD PURSUANT TO THE FEDERAL RULES OF CIVIL PROCEDURE, THE APPLICABLE STATE’S (AS DEFINED HEREIN) RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF A PROVISIONAL OR ANCILLARY REMEDY SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.
(e)    DISCOVERY. IN ANY ARBITRATION PROCEEDING, DISCOVERY WILL BE PERMITTED IN ACCORDANCE WITH THE RULES. ALL DISCOVERY SHALL BE EXPRESSLY LIMITED TO MATTERS DIRECTLY RELEVANT TO THE DISPUTE BEING ARBITRATED AND MUST BE COMPLETED NO LATER THAN 20 DAYS BEFORE THE HEARING DATE. ANY REQUESTS FOR AN EXTENSION OF THE DISCOVERY PERIODS, OR ANY DISCOVERY DISPUTES, WILL BE SUBJECT TO FINAL DETERMINATION BY THE ARBITRATOR(S) UPON A SHOWING THAT THE REQUEST FOR DISCOVERY IS ESSENTIAL FOR THE PARTY'S PRESENTATION AND THAT NO ALTERNATIVE MEANS FOR OBTAINING INFORMATION IS AVAILABLE.
(f)    CLASS PROCEEDINGS AND CONSOLIDATIONS. NO PARTY HERETO SHALL BE ENTITLED TO JOIN OR CONSOLIDATE DISPUTES BY OR AGAINST OTHERS IN ANY ARBITRATION, EXCEPT PARTIES WHO HAVE EXECUTED THIS AGREEMENT OR ANY OTHER CONTRACT, INSTRUMENT OR DOCUMENT RELATED TO THE OBLIGATIONS, OR TO INCLUDE IN ANY ARBITRATION ANY DISPUTE AS A REPRESENTATIVE OR MEMBER OF A CLASS, OR TO ACT IN ANY ARBITRATION IN THE INTEREST OF THE GENERAL PUBLIC OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.
(g)    PAYMENT OF ARBITRATION COSTS AND FEES. THE ARBITRATOR(S) SHALL AWARD ALL COSTS AND EXPENSES OF THE ARBITRATION PROCEEDING.
(h)    MISCELLANEOUS. TO THE MAXIMUM EXTENT PRACTICABLE, THE AAA, THE ARBITRATOR(S) AND THE PARTIES SHALL TAKE ALL ACTION REQUIRED TO CONCLUDE ANY ARBITRATION PROCEEDING WITHIN 180 DAYS OF THE FILING OF THE DISPUTE WITH THE AAA. NO ARBITRATOR(S) OR OTHER PARTY TO AN ARBITRATION PROCEEDING MAY DISCLOSE THE EXISTENCE, CONTENT OR RESULTS THEREOF, EXCEPT FOR DISCLOSURES OF INFORMATION BY A PARTY REQUIRED IN THE CONNECTION WITH FINANCIAL REPORTING IN THE ORDINARY COURSE OF ITS BUSINESS OR BY APPLICABLE LAW OR REGULATION. IF MORE THAN ONE AGREEMENT FOR ARBITRATION BY OR BETWEEN THE PARTIES POTENTIALLY APPLIES TO A DISPUTE, THE ARBITRATION PROVISION MOST DIRECTLY RELATED TO THE SUBJECT MATTER OF THE DISPUTE SHALL CONTROL. THIS ARBITRATION PROVISION SHALL SURVIVE TERMINATION, AMENDMENT OR EXPIRATION OF ANY OF THIS AGREEMENT, THE OTHER AGREEMENTS OR ANY RELATIONSHIP BETWEEN THE PARTIES.
(i)    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Section 11.19    Increased Cost and Reduced Return. After the date of this Agreement, if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by WFB with any request or directive (whether or not having the force of law) of any such Governmental Authority (a) subjects WFB to any charge or withholding on or in connection with this Agreement or any Other Agreement or any Purchased Assets, (b) changes the basis of taxation of payments to WFB in respect of any amounts payable under this Agreement or any Other Agreement (except for changes in the rate of tax on the overall net income before tax of WFB), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by WFB, (d) has the effect of reducing the rate of return on WFB's capital to a level below that which WFB could have achieved but for such adoption, change or compliance (taking into consideration WFB's policies concerning capital adequacy, (e) WFB is required to post or allocate additional capital or the maintenance or allocation of capital by WFB is otherwise affected by any of the following, to or from that which is maintained by WFB, pursuant to any legal or regulatory requirement, request, direction or guideline, or change in the interpretation or administration thereof (including with respect to reserve, deposit, capital adequacy, capital allocation or similar requirements) made after the date hereof (or, in the case of The Dodd-Frank Wall Street Reform and Consumer Protection Act adopted by the United States Congress on July 21, 2010 or the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority to any of them), any law, regulation, direction or guideline thereof or thereunder or enacted thereby or pursuant to the terms thereof, regardless of the date adopted, enacted or issued), from or by any governmental authority or other similar body; or (f) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to WFB of its purchasing, maintaining or funding any interest acquired under this Agreement or any Other Agreement, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, WFB under this Agreement or any related transaction document or (z) to require any payment calculated by reference to the amounts received by it hereunder, then, upon demand by WFB, the Client shall pay to WFB (with respect to amounts owed to it) such additional amounts as will compensate WFB for such increased cost or reduction.
Section 11.20    USA PATRIOT Act Notice. WFB hereby notifies Client that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Client, which information includes the name and address of Client and other information that will allow WFB to identify Client in accordance with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
Section 11.21    Marketing Materials. Client hereby irrevocably authorizes WFB to use the name, logo and other insignia of Client in any “tombstone” or comparable advertising, on its website or in other marketing materials.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

CLIENT:
KEY TRONIC CORPORATION
By: /s/ Brett R. Larsen
Name: Bret R. Larsen
Title: VP of Finance and Controller
Address: 4424 North Sullivan Road
Spokane Valley, WA 99216
Federal Tax ID: 91-0849125

STATE/COMMONWEALTH OF ____________, COUNTY OF ___________, TO WIT:

I HEREBY CERTIFY, that on this _____ day of ______________, 201_, before me, a Notary Public of said State, personally appeared ________________________, who acknowledged himself to be the ___________________ of KEY TRONIC CORPORATION, a Washington corporation, known to me (or satisfactorily proven) to be the person whose name is subscribed to the foregoing instrument and acknowledged that he executed the same for the purposes therein contained as the duly authorized ______________ of said corporation by signing the name of the corporation by himself as ______________.
WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires:
My Notarial Registration No.:

ACCEPTED:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Jennifer Daily
Name: Jennifer Daily
Title: Vice President
Address: 14241 Dallas Parkway, Suite 900
Dallas, Texas 75254

Effective Date: June 25, 2014

Rider A
To
Account Purchase Agreement
Between
Wells Fargo Bank, National Association
And
Key Tronic Corporation

DEFINITIONS
“AAA” shall have the meaning set forth in Section 10.18(b) of this Agreement.
“Acceptable Account” means an Account created by Client in the ordinary course of its business, that arises out of Client’s sale of Goods or rendition of services, that complies with each of the representations and warranties respecting Acceptable Accounts made by Client in this Agreement, is deemed to be acceptable by WFB in its sole discretion, and that is not excluded as unacceptable by virtue of one or more of the excluding criteria set forth below. Without limiting the foregoing, Acceptable Accounts shall not include the following:
(a)    Accounts that are past due;
(b)    Accounts with selling terms of more than 120 days;
(c)    Accounts with respect to which the Customer is an affiliate, employee, agent or equity owner of Client;
(d)    Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Customer may be conditional or contingent;
(e)    Accounts that are not payable in U.S. Dollars;
(f)    Accounts with respect to which the Customer either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, unless the Account is guaranteed, pursuant to documentation acceptable to WFB, by a Person located in the United States and acceptable to WFB, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, government-owned corporation or other instrumentality thereof;
(g)    Accounts with respect to which the Customer is a creditor of Client, has or has asserted a right of setoff or contra account, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or contra account, or dispute;
(h)    Accounts owing by a single Customer or group of affiliated Customers whose total obligations owing to Client exceed the credit limit established by WFB for such Customer;
(i)    Accounts with respect to which an Insolvency Event has occurred as to the Customer prior to the date such Account is purchased;
(j)    Accounts, the collection of which, WFB, in its sole discretion, believes to be doubtful by reason of the Customer’s financial condition prior to the date such Account is purchased;
(k)    Accounts that are not subject to a valid and perfected first priority Lien in favor of WFB or that are subject to any Lien other than in favor of WFB;
(l)    Accounts with respect to which the obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the Goods or services giving rise to such Accounts have not been delivered (or performed, as applicable) or requiring any additional performance subsequent to the date of sale and assignment to WFB and accepted by the Customer or Person obligated on such Account, including progress or milestone billings, bill and hold sales, guaranteed sales, sale or return transactions, sales on approval or consignments;
(m)    Accounts with respect to which the Customer is a Sanctioned Person or Sanctioned Entity;

(n)    that portion of Accounts which represent finance charges, service charges, sales taxes or excise taxes;
(o)    Accounts which have been restructured, extended, amended or otherwise modified without the prior written consent of WFB;
(p)    Accounts which have not been invoiced;
(q)    Accounts for which Client has not indicated on the invoice evidencing such Account that payments thereof are to be remitted to the Collection Account;
(r)    Accounts or that portion of Accounts otherwise deemed ineligible by WFB in its sole discretion;
(s)     Accounts with respect to which Client does not have good and marketable title, and upon the sale of such Account by Client, WFB shall not acquire, good and marketable title to such Account free and clear of any Lien; or
(t)     Accounts which on the purchase date by WFB do not constitute an unconditional, legal, valid and binding obligation of the related Customer enforceable against such Customer in accordance with its terms.
“Accountants” means certified public accountants selected by Client and acceptable to WFB in its sole discretion.
“Adjusted Face Amount” means, for any Purchased Account, as determined on the date of purchase, the amount equal to the gross face amount of such Purchased Account, less any amount of any returns, trade discounts (which may be calculated on the shortest or longest terms, at WFB’s option), credits or allowances, reductions or adjustments taken by or granted to the Customer, and any other charges with respect to such Purchased Account.
“Agreement” means this Account Purchase Agreement, together with all schedules, riders and exhibits annexed hereto, as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified from time to time.
“Ancillary Documents” means, with respect to any Account submitted by Client to WFB for sale, such documents as may be required and in form and content satisfactory to WFB in its sole discretion, including, without limitation:
(a)    an assignment and schedule listing the Account, together with other Accounts then being purchased by WFB from Client, signed by an authorized representative of Client or uploaded to WFB electronically in form and manner acceptable to WFB and electronically signed by an authorized representative of Client;
(b)    a copy of each contract for the sale of services or Goods between Client and each Customer, and all amendments, supplements and modifications thereto;
(c)    an original invoice or an electronic equivalent thereof;
(d)    a copy of the bill of lading, if applicable;
(e)    proof of delivery of the Goods or completion of the services covered by such Account;
(f)    the purchase order, or purchase order number, as applicable, corresponding to such Account;
(g)    the Notice of Assignment of Accounts, if required by WFB in its sole discretion; and
(h)    any other documentation WFB may require in its sole discretion.
“Ancillary Rights” means all contract rights of Client relating to Purchased Accounts, all other obligations for the payment of money arising from such Purchased Accounts, all collateral, insurance, supporting obligations and guaranties for such Purchased Accounts, the rights to any goods or property represented by or associated with Purchased Accounts, all rights and remedies against the Customer of and/or third parties obligated on Purchased Accounts or goods associated therewith, all Records with respect thereto and the Proceeds thereof.
“Applicable State” means State of Washington.
"Bank" means Wells Fargo Bank, National Association, in its capacity as lender pursuant to the Bank Documents.
"Bank Credit Agreement" means that certain Credit Agreement, dated as of August 19, 2009, by and between Client and Bank.

"Bank Documents" means, collectively, (a) the Bank Credit Agreement, and (c) all agreements, documents and/or instruments executed or delivered in connection thereto, including that certain revolving line of credit Note, in each instance, as amended.
“Business Day” means any day other than a Saturday, Sunday, public holiday on which WFB is closed or other day on which WFB is required by law to close.
“Client” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Client Ledger Account” means, collectively, one or more accounts maintained by WFB in the name of Client.
“Commercial Dispute” means any dispute or claim in any respect, regardless of merit, (including, without limitation, any alleged dispute as to price, invoice terms, quantity, quality or late delivery and claims of release from liability, counterclaim or any alleged claim of deduction, offset, or counterclaim or otherwise) arising out of or in connection with a Purchased Account or any other transaction related thereto.
“Credit and Collection Policy” means Client’s credit, collection and administration policies and procedures relating to the Accounts (including the Purchased Accounts) and the Related Assets with respect to the Accounts, as approved by WFB and as attached hereto as Exhibit A, as such policies and procedures may be amended in compliance with Section 10.5.5.
“Credit Risk” means, with respect to a Purchased Account for which the Customer obligated thereon is subject to an Insolvency Event, the risk of non-payment of such Customer solely to the extent the risk of non-payment is the result of an Insolvency Event of such Customer.
“Customer” shall mean a Person that purchases Goods or services from Client.
“Daily One Month LIBOR” shall mean, for any day the rate per annum for United States dollar deposits determined by WFB for the purpose of calculating the effective interest rate for loans that reference Daily One Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 1 month delivery of funds in amounts approximately equal to the principal amount of such loans. Clients understand and agree that WFB may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as WFB in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
“Effective Date” means the date on which WFB executes this Agreement as set forth below WFB’s signature block on the signature page of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantor” means any Person that now or hereafter executes a Performance Undertaking in favor of WFB including, without limitation, the Person or Persons set forth on the Schedule 1 annexed hereto.
“Performance Undertaking” means each guaranty of the performance of the obligations of Client under this Agreement and the Other Agreements executed by a Guarantor for the benefit of WFB, as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified.
“Indemnified Person” means each of WFB and its affiliates, and their respective shareholders, directors, officers, employees, attorneys and agents.
“Initial Term” means the Initial Term set forth on Schedule 1 annexed hereto.
“Insolvency Event” means, with respect to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other law affecting creditors' rights generally or any other or similar proceedings, (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets, or (c) any assignment for the benefit of creditors.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Client, (b) a material impairment of Client’s ability to perform its obligations under this Agreement or the Other Agreements to which it is a party or of WFB’s ability to enforce the obligations under this Agreement or the Other Agreements, (c) a material impairment of the enforceability of, or the rights, remedies or benefits available to Client, or WFB as assignee of Client, with respect to the Purchased Account or the Related Assets or (d) any claim against Client or threat of litigation which if determined adversely to Client, would result in the occurrence of an event described in clauses (a), (b) or (c) above.
“Maximum Facility Amount” means the Maximum Facility Amount set forth on Schedule 1 annexed hereto.
“Maximum Terms Date” means the Maximum Terms Date set forth on Schedule 1 annexed hereto.
“Minimum Fee Amount” means the Minimum Fee Amount set forth on Schedule 1 annexed hereto.
“Notation Fee” means the Notation Fee set forth on Schedule 1 annexed hereto.
“Notice of Assignment of Accounts” means a Notice of Assignment of Accounts executed and delivered by Client to WFB in form and substance satisfactory to WFB in its sole discretion.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Agreements” means collectively, this Agreement, and all schedules, exhibits and/or riders attached hereto, and any Ancillary Document, any supplement, agreement, notes, subordination agreement or other such instruments now or hereafter executed by Client or any Performance Undertaking or other agreement executed by any Guarantor for the benefit of WFB in connection with this Agreement, all as amended, restated, renewed, replaced, substituted, supplemented or otherwise modified.
“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority or any other organization or entity.
“Purchase Price” means for any Purchased Account, the gross face amount of such Acceptable Account, less any amount of any returns, trade discounts (which may be calculated on the shortest or longest terms, at WFB’s option), credits or allowances, reductions or adjustments taken by or granted to the Customer, and any other charges with respect to such Purchased Account multiplied by the Purchase Price Rate.
“Purchase Price Rate” means the Purchase Price Rate set forth on Schedule 1 annexed hereto. The Purchase Price Rate may be adjusted at any time and from time to time by WFB in WFB’s sole discretion.
“Purchased Accounts” means Accounts purchased by WFB under this Agreement.
“Purchased Assets” means, collectively, all Purchased Accounts, Related Assets and Ancillary Rights.
“Purchased Customers” mean Customers obligated in respect of Purchased Accounts or whose Accounts have been offered for sale by Client to WFB hereunder.
“Related Assets” means the following assets and properties of Client, wherever located, whether now owned or hereafter acquired or arising, and all Proceeds and products thereof: (a) Chattel Paper, Documents, General Intangibles, Commercial Tort Claims, Instruments and Supporting Obligations, in each instance, to the extent evidencing, governing, securing or relating to Purchased Accounts, Ancillary Rights or other Purchased Assets, (b) Inventory or Goods returned or rejected by a Customer of a Purchased Account, or reclaimed, repossessed or recovered from any such Customer by Client, (c) reserves, matured funds, credit balances and other property of Client in WFB’s possession, (d) deposit accounts into which Purchased Accounts are deposited, or constituting proceeds of Purchased Accounts, (e) all Records relating to any of the foregoing and (f) all Proceeds and rights relating to any of the foregoing.
“Renewal Term” means the Renewal Term set forth on Schedule 1 annexed hereto.

“Repurchase Event” shall mean, as to any Purchased Account, (a) any of the representations or warranties set forth in Section 7 of Rider B hereto was or is, at the time of purchase by WFB of such Purchased Account, false, misleading, untrue or inaccurate, (b) such Purchased Account is or becomes at any time subject to a Commercial Dispute, (c) Client fails to comply with any of its covenants or obligations under this Agreement or the Other Agreements with respect to such Purchased Account; (d) such Purchased Account is unpaid on the Maximum Terms Date unless, prior to such Maximum Terms Date, Client delivers to WFB documentation satisfactory to WFB that the Customer of such Purchased Account is subject to an Insolvency Event; (e) WFB is unable to verify the balance of such Purchased Account or the amount of such Purchased Account is otherwise less than the amount reported by Client to WFB, other than as a result of (1) the receipt of payments on such Purchased Account or (2) such Purchased Account being written off solely as a result an Insolvency Event with respect to such Customer. In the event that a Customer shall claim that it is not making payment in respect of all or any portion of a Purchased Account as a result of any of the matters set forth above, it shall constitute a Repurchase Event notwithstanding that such Customer is also subject to an Insolvency Event.
“Repurchase Price” means for any Purchased Account, an amount equal to (a) the Purchase Price paid by WFB with respect to such Purchased Account, minus, (b) the lesser of (i) such Purchase Price and (ii) any amounts collected by WFB and retained from the Customer with respect to such Purchased Account Account, plus (c) the WFB Discount, and plus (d) all fees, costs or expenses associated with the repurchase or collection of such Purchased Account.
“Reserves” means any amount, as determined by WFB in its sole discretion from time to time, as WFB deems necessary for the payment and performance of the obligations under this Agreement and the Other Agreements. Reserves shall include, without limitation, a reserve in an amount equal to, as of any date of determination, the aggregate WFB Discount estimated by WFB to be payable by Client within the next thirty (30) days.
“Rules” shall have the meaning set forth in Section 10.18(b) of this Agreement.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Servicer” shall have the meaning set forth in Section 10.1 hereof. The initial Servicer hereunder shall be Client.
“Servicer Default” shall have the meaning set forth in Section 10.5 hereof.
“Settlement Date” shall mean for each Account, the Business Day on which payment of such Account (or the Repurchase Price of such Account) is posted to the Client Ledger Account by WFB.
“Term” means, collectively, the Initial Term and any Renewal Term.
“Termination Event” means any event described in Section 8.1.1 and 8.1.2.
“Termination Fee” means the Termination Fee set forth on Schedule 1 annexed hereto.
“UCC” means, unless otherwise provided with this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the Applicable State, or in any other jurisdiction, as applicable.
“WFB” has the meaning set forth in the introductory paragraph of this Agreement.
“WFB Discount” means, with respect to any Purchased Account, a fee, fully earned on the date of purchase of such Purchased Account, in an amount equal to (a) the Adjusted Face Amount of such Purchased Account, multiplied by (b) the WFB Discount Factor, multiplied by (c) the number of days during the period commencing on the date of purchase of such Purchased Account and ending on the date on which payment in full of such Purchased Account (or the Repurchase Price of such Account) is received by WFB, in the WFB Payment Account, in immediately available funds. With respect to each Account purchased by WFB hereunder, the WFB Discount for such Account shall be determined on the date on which payment in full of such Purchased Account (or the Repurchase Price of such Account) is received by WFB, in the WFB Payment Account, in immediately available funds.
“WFB Discount Factor” means, as of any date of determination, an amount equal to the WFB Discount Rate divided by 360.

“WFB Discount Rate” means a rate per annum equal to the Daily One Month LIBOR plus 2.25%. The WFB Discount Rate shall be calculated on the basis of a 360-day year, and shall change whenever the Daily One Month LIBOR changes; provided, that, for purposes of calculating the WFB Discount Factor, the WFB Discount Rate shall be determined by WFB once per month, on the first day of each month, and each such monthly determination by WFB shall remain in effect until the next such monthly determination by WFB. WFB may increase the percentages used to calculate the WFB Discount Rate if WFB’s cost of funds increases for any reason. Such increase shall be effective upon the actual change in the cost of funds to WFB.
“WFB Payment Account” means such bank accounts (a) owned and maintained by WFB in its name and for its benefit and (b) designated from time to time by WFB as the WFB Payment Account hereunder. Client acknowledges and agrees that the Collection Accounts, and any other depository accounts of Client, whether maintained at WFB or otherwise, do not constitute the WFB Payment Account.

Rider B
To
Account Purchase Agreement
Between
Wells Fargo Bank, National Association
And
Key Tronic Corporation

REPRESENTATIONS AND WARRANTIES

Client hereby represents and warrants to WFB that at all times during the Term:
1.    Organization. Client is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
2.    Qualification to do Business. Client is duly qualified to do business and is in good standing in each jurisdiction where its ownership of property or the conduct of its business requires such qualification.
3.    Compliance with Laws. Client operates its business in material compliance with all applicable local, state and federal laws.
4.    Power and Authority. Client has all power and authority under the laws of Client’s jurisdiction of organization and its articles of organization to conduct Client’s business and to enter into, execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the Other Agreements and the performance of its obligations hereunder and thereunder.
5.    Solvency. Client is solvent, is able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities.
6.    Purchased Assets. Client has good title to the Purchased Assets, free and clear of any Liens except in favor of WFB, or as may be subject to an intercreditor agreement with WFB or to which WFB has consented in writing, in either case in form and content acceptable to WFB.
7.    Accounts. Each Purchased Account (a) evidences an absolute, bona fide sale and delivery of Goods or rendition of services in Client’s ordinary course of business and such Goods or services have been accepted by the Customer obligated thereon; (b) is genuine, valid and enforceable against the Customer obligated thereon in the full amount set forth on the invoice evidencing such Account, without offset, defense, counterclaim, deduction, recoupment or contra account; (c) is not subject to Commercial Dispute (real or alleged); (d) is owing by a Customer located in the United States (unless the Account is guaranteed, pursuant to documentation acceptable to WFB, by a Person located in the United States and acceptable to WFB) and is payable in United States dollars; (e) is owing by a Customer that is not an affiliate of Client; (f) does not represent progress billings, milestone billings or Goods delivered upon “bill and hold”, “consignment”, “guaranteed sale”, “sale or return”, “payment on reorder” or similar terms; (g) is legally saleable and assignable by Client to WFB; (h) the invoice evidencing such Account, all Ancillary Documents and all other documents delivered to WFB in connection therewith are genuine and valid and are not mistaken, misleading, fraudulent, incorrect, incomplete or erroneous in any respect; (i) if arising from the sale of Inventory, such Inventory is owned by Client and is not subject to any consignment arrangement, encumbrance, security interest or Lien other than the purchase interest in favor of WFB; (j) shall not be altered or in any way modified without the prior written consent of WFB; and (k) has been issued in the name of Client or a trade style of Client specifically listed in the Ancillary Agreements Supplement, dated of event date herewith, by Client in favor of WFB.
8.    Information Generally. All information submitted by Client to WFB, including in any Certification of Officers executed by Client in favor of WFB, is true, correct and complete.
9.    Financial Information. All financial information delivered by Client to WFB from time to time regarding Client’s financial condition accurately reflects such financial condition as of the date of such information, and there has been no Material Adverse Change in Client’s financial condition since the date of the financial statements most recently delivered by Client to WFB.

10.    Litigation. There are no actions or proceedings pending or, to Client’s knowledge, threatened against or affecting Client, in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
11.    Valid Sale. Each sale of Purchased Accounts made by Client pursuant to this Agreement shall constitute a valid sale and assignment thereof to WFB, enforceable against creditors of, and purchasers from, Client.
12.    Credit and Collection Policy. The Credit and Collection Policy is complete and accurate in all material respects un-amended from the form attached as Exhibit A hereto.

Schedule 1
to
Account Purchase Agreement
Between
Wells Fargo Bank, National Association
and
Key Tronic Corporation

SELECTED ECONOMIC AND OTHER TERMS

Maximum Facility Amount:	$50,000,000
Purchase Price Rate:	90%
Minimum Fee Amount:	For the quarter ending (a) September 2014, $30,000 and (b) each quarter thereafter, $60,000.
Field Examination Fees:	$1,000 per person per day
Initial Term:	36 months, commencing on the Effective Date.
Renewal Term:	12 months, commencing on the first day after the last day of the Initial Term or the immediately preceding Renewal Term, as applicable.
Guarantors:	None
Maximum Terms Date:
With respect to any Purchased Account, the earliest of (a) the date on which such Account becomes sixty (60) days past due, or (b) the one hundred and fiftieth (150th) day after the invoice date of such Account.

FEES
Client shall pay to WFB each of the fees described below on the dates provided below. Each fee shall be fully earned on the Effective Date, may be charged by WFB to the Client Ledger Account when due and shall not be subject to refund, rebate or proration for any reason whatsoever.
1.    Facility Fee. On the Effective Date, and on each annual anniversary of the Effective Date during the Term, Client shall pay WFB a facility fee in an amount equal to 0.10% of the Maximum Facility Amount.
2.    Minimum Fee. On the first (1st) day of each quarter, for the immediately preceding quarter, Client shall pay to WFB a fee equal to the difference between the Minimum Fee Amount and the sum of the aggregate WFB Discount paid by Client during such immediately preceding quarter.
3.    WFB Discount. With respect to each Purchased Account, on the earlier to occur of the Settlement Date or a Repurchase Event for such Purchased Account, Client shall pay to WFB the WFB Discount for such Purchased Account.
4.    Notation Fee. In the event any invoice (or the electronic equivalent of an invoice) is sent or transmitted to any Purchased Customer without a notation that the Account is payable only to a Collection Account and that Purchased Accounts have been assigned to WFB, Client shall pay to WFB a Notation Fee in an amount equal to two and one-half percent (2.5%) of the face amount of such invoice, which Notation Fee shall be immediately due and payable as of the date that the applicable invoice was sent or transmitted to the Customer.
5.    Termination Fee. If Client terminates this Agreement other than in accordance with Section 8.1.1, or Client ceases to offer Acceptable Accounts for sale to WFB hereunder and Client repays all amounts and other obligations in full in cash or other immediately available funds prior to the last day of the Initial Term, or if WFB terminates this Agreement pursuant to any subsection of Section 8.1.2 other than subsections (a) or (h) thereof, then in addition to all other fees payable for the balance of the Initial Term and all other obligations hereunder, on the date that the termination of this Agreement is effective, Client shall pay to WFB a termination fee in an amount equal to (a) 2% of the Maximum Facility Amount if the termination occurs prior to the first anniversary of the Effective Date, (b) 0.25% of the Maximum Facility Amount if the termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date and (c) 0.00% of the Maximum Facility Amount if the termination occurs on or after the second anniversary of the Effective Date.

6.    Misdirected Payment Fee. Client shall pay a misdirected payment fee to WFB in the amount of the lesser of $2,000 or fifteen percent (15%) of the amount of any check, remittance, other item of payment or other Proceeds of Accounts which has been received by Client or Servicer and not deposited to the Collection Accounts (or delivered to WFB) on the second (2nd) Business Day following such receipt as and to the extent required pursuant to Section 2.2.2 or 10.2 of this Agreement.

Schedule 2
to
Account Purchase Agreement
Between
Wells Fargo Bank, National Association
and
Key Tronic Corporation

REPORTING REQUIREMENTS

Client shall timely deliver the following financial documentation to WFB:

(a)    Within 20 days after the end of each month, Client’s accounts payable aging;
(b)    Within 20 days after the end of each month, Client’s accounts receivable aging;
(c)    Within 45 days after the end of each month, Client’s internally prepared financial statements for such month;
(d)    Within 90 days after the end of each fiscal year, Client’s annual financial statements audited by the Accountants;
(e)    On or before 30 days prior to the first day of each of Client’s fiscal years, Client’s financial projections (by month) for such fiscal year; and
(f)    Promptly, upon WFB’s request from time to time, such other financial information as WFB may request.

Exhibit A
to
Account Purchase Agreement
Between
Wells Fargo Bank, National Association
and
Key Tronic Corporation

CREDIT AND COLLECTION POLICY

See Attached.

AMENDMENT NO. 1 TO ACCOUNT PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO ACCOUNT PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 25, 2014, by and between KEY TRONIC CORPORATION “Client”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”).
WHEREAS, Client and WFB have entered into certain accounts purchase arrangements pursuant to that certain Account Purchase Agreement, dated as of June 25, 2014, by and between Client and WFB (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Account Purchase Agreement”);
WHEREAS, Client and WFB have agreed to amend and modify certain provisions of Account Purchase Agreement, subject to the terms and conditions of this Amendment.
NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Definitions.
(a)    Additional Definition. Rider A to the Account Purchase Agreement hereby amended to add the following new definition:
“Commission” means the Commission set forth on Schedule 1 annexed hereto.
“Commission Rate” means 0.60%.
“Invested Amount” shall mean, as of any date of determination with respect to any Purchased Account, an amount equal to (a) the Purchase Price paid by WFB with respect to such Purchased Account minus (b) the lesser of (i) such Purchase Price and (ii) all amounts collected and retained by WFB from the Customer obligated in respect of such Purchased Account as payment therefor plus, without duplication, all amounts collected and retained by WFB from Client, or from the issuer of any credit insurance policy payable to WFB, in respect of such Purchased Account.
“Special Reserve” shall mean, as of any date of determination, an amount equal to (a) 10% of the aggregate Invested Amount for Purchased Accounts subject to credit insurance payable to WFB plus (b) 90% of the aggregate Invested Amount for Purchased Accounts subject to credit insurance payable to WFB if the Customer obligated thereon is subject to an Insolvency Event.
(b)    Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Account Purchase Agreement.
2.    Amendments
(a)    Acceptable Accounts. The definition of “Acceptable Accounts” set forth in Rider A to the Account Purchase Agreement is hereby amended by deleting clause (b) of such definition in its entirety and substituting the following therefor:
“(b)    Accounts with selling terms of more than 120 days (or, with respect to Accounts subject to credit insurance payable to WFB, with selling terms of more than 90 days);
(b)    Ancillary Rights. The definition of “Ancillary Rights” set forth in Rider A to the Account Purchase Agreement is hereby amended to add the following at the end thereof:
“Ancillary Rights relating to Accounts include, without limitation, (a) the full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in Client’s name or otherwise; (b) all right, title and interest of the Client in and to the books and records evidencing of or relating to such Accounts; (c) all deposits, or other security for the obligation of any person under or relating to such Accounts; (d) all goods relating to, or which by sale have resulted in, such Accounts, including goods returned by any Customer, debtor or obligor in any way obligated on or in connection with such Accounts including, without limitation, the Customer, and (e) all rights of stoppage in transit, replevin, repossession and reclamation and all other rights of action of an unpaid vendor or lien.”

(c)    Repurchase Event. The definition of “Repurchase Event” set forth in Rider A to the Account Purchase Agreement is hereby amended by (i) replacing the period appearing at the end of the first sentence thereof with “; or” and (ii) adding the following new subsection (f) to the end of the first sentence thereof:
“(f) with respect to any Purchased Account subject to credit insurance payable to WFB, the issuer of such credit insurance shall for any reason deny or refuse payment of any claim submitted under such credit insurance policy in respect of such Purchased Account, or the net insurance proceeds received by WFB under such credit insurance policy in respect of such Purchased Account shall be less than the Invested Amount thereof.”
(d)    Reserves. The definition of “Reserves” set forth in Rider A to the Account Purchase Agreement is hereby amended to add the following at the end thereof:
“Reserves shall also include, without limitation, the Special Reserve.”
(e)    Repurchases. Section 1.5.2 of the Account Purchase Agreement is hereby amended to add the following at the end thereof:
“Notwithstanding anything to the contrary contained herein, the repurchase by Client of an Account, whether pursuant to Section 1.5 or otherwise, shall not be effective, and title to such Account shall remain in WFB, until WFB has received the Repurchase Price for such Account in good and available funds either as a direct payment by Client or as a deduction from the Client Ledger Account.
(f)    Actions in Furtherance of Credit Insurance. The Account Purchase Agreement is hereby amended to add the following new Section 6.11:
“6.11 Credit Insurance. Client shall, at the request of WFB, take such actions and execute such document as WFB may determine is reasonable or necessary for WFB to submit a claim under any credit insurance policy with respect to any Purchased Account.
(g)    Repayment of Customers. The Account Purchase Agreement is hereby amended to add the following new Section 8.3:
“8.3    Repayment of Customer. Without limiting any other provision hereof, if after termination or expiration of this Agreement, WFB is required to repay any Customer for payment received by WFB on an Account, Client shall promptly (a) assign to WFB all right, title and interest of Customer with respect to such Account, together with all Ancillary Rights with respect to such Account and (b) deliver to WFB all Ancillary Documents with respect to such Account. WFB and Client acknowledge, confirm and agree that this Section 8.3 shall survive termination or expiration of this Agreement.
(h)    Commission. The schedule of fees set forth in Schedule 1 of the Account Purchase Agreement is hereby amended by adding the following new Section 7:
“3. Commission.    In consideration of any purchase by WFB of Accounts hereunder, and in further consideration of any collection services provided by WFB hereunder, Client shall pay to WFB, with respect to each Purchased Account of Client which is subject to credit insurance payable to WFB, a Commission equal to the Commission Rate multiplied by the gross face amount of each such Purchased Account, which Commission shall be due and payable as of the date of each such Purchased Account’s purchase hereunder and shall be chargeable by WFB to the Client Ledger Account.”
3.    Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by WFB of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Client.
4.    Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Account Purchase Agreement or the Other Documents are intended or implied and in all other respects the Account Purchase Agreement and Other Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Account Purchase Agreement or the Other Documents, on the other hand, the terms of this Amendment shall control.

5.    Further Assurances. Client shall execute and deliver such additional documents and take such additional action as may be reasonably requested by WFB to effectuate the provisions and purposes of this Amendment.
6.    ¬Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
7.    Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Washington (without giving effect to principles of conflict of laws).
8.    Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

CLIENT:
KEY TRONIC CORPORATION
By: /s/ Brett R. Larsen
Name: Bret R. Larsen
Title: VP of Finance and Controller

WFB:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Jennifer Daily
Name: Jennifer Daily
Title: Vice President